EXHIBIT NO. 99.1

News Release

Contacts:	Media—Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors—Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Enters Long-Term Supply Agreement For Iron Ore Pellets

MIDDLETOWN, OH, October 21, 2005 — AK Steel (NYSE: AKS) said today that it has entered into a long-term supply agreement with Quebec Cartier Mining Company (QCM) for the purchase of iron ore pellets. The 10-year contract provides for the purchase of a significant portion of AK Steel’s iron ore needs from QCM. Iron ore pellets are a key raw material used by AK Steel in its blast furnace operations.

“This long-term agreement with QCM, a leading producer of iron ore products, represents another important step in AK Steel’s raw materials strategy,” said James L. Wainscott, president and CEO of AK Steel. “The agreement ensures that AK Steel will have a reliable supply of this important raw material for years to come.”

Quebec Cartier Mining Company has headquarters and locations in Quebec, Canada.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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